                       (The Meritas Group, Inc.)





                            November 2, 1995




                   CONSENT OF THE MERITAS GROUP, INC.


     We hereby consent to the use of our firm's name in the Form S-4 Registration Statement ("Form S-4"), Prospectus - Proxy Statement, and any amendments thereto ("Amendments") regarding our opinion with regard to fairness from a financial point of view ("Fairness Opinion") in connection with the acquisition of Seaboard Savings Bank, Inc. SSB ("the Bank") by United Carolina Bancshares Corporation. We further consent to the filing of our Fairness Opinion as an Exhibit in the Form S-4 for filing with the Securities and Exchange Commission.


                              Respectfully,

                              /s/ The Meritas Group, Inc.

                              The Meritas Group, Inc.